EXHIBIT 23.01

                         Consent of Independent Auditors



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement pertaining to the 1987 Stock Option Plan (Form S-8 No. 33-77060) and the Registration Statement pertaining to the 1995 Stock Option Plan (Form S-8 No. 33-93048) of Advanced Technology Materials, Inc. and to the incorporation by reference therein of our report dated February 14, 1997, with respect to the consolidated financial statements and schedule of Advanced Technology Materials, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.







ERNST & YOUNG LLP


Stamford, Connecticut
March  26, 1997